UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 2, 2008
ENTREMED, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	0-20713 (Commission File Number)	58-1959440 (IRS Employer Identification No.)
9640 Medical Center Drive
Rockville, Maryland

(Address of principal executive offices)
20850

(Zip Code)
(240) 864-2600

(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
     On October 2, 2008, EntreMed, Inc. (the “Company”) announced that effective October 3, 2008, the listing of the Company’s common stock will be transferred from the Nasdaq Global Market to the Nasdaq Capital Market.
     As previously announced on April 7, 2008, the Company received a letter from the Nasdaq Stock Market advising that the Company did not meet the minimum $1.00 per share bid price requirement for continued inclusion on the Nasdaq Global Market pursuant to Nasdaq Marketplace Rule 4450(a)(5). On September 22, 2008, the Company submitted a transfer application to the Nasdaq Stock Market to transfer the listing of its common stock to the Nasdaq Capital Market. Upon transfer to the Nasdaq Capital Market, the Company will be afforded an additional compliance period of 180 calendar days, or until March 30, 2009, to comply with the minimum $1.00 per share bid price requirement of the Nasdaq Capital Market.
     The Company’s common stock will continue to trade under the symbol “ENMD.” The Nasdaq Stock Market operates both the Nasdaq Global Market and the Nasdaq Capital Market. All companies listed on the Nasdaq Capital Market must meet certain financial requirements and adhere to similar corporate governance standards as companies listed on the Nasdaq Global Market.
     On October 2, 2008, the Company issued the press release attached to this Current Report as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits. The following document is filed as an exhibit to this report.

99.1	Press Release of EntreMed, Inc., dated October 2, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTREMED, INC.
/s/ Cynthia Wong Hu
Cynthia Wong Hu
Vice-President, General Counsel & Corporate Secretary

Date: October 3, 2008

EXHIBIT INDEX

Exhibit
Number	Document Description
99.1	Press Release dated October 2, 2008.